Exhibit 4.1

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (“Second Supplemental Indenture”) dated as of July 26, 2018, by and between M&T Bank Corporation, a corporation organized and existing under the laws of the State of New York (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) under the Indenture, dated as of May 24, 2007, between the Company and the Trustee (the “Indenture”).

RECITALS

WHEREAS, the Company and the Trustee have entered into the Indenture to provide for the future issuance of the Company’s senior unsecured debentures, notes or other evidence of indebtedness (herein referred to as the “Securities”), to be issued from time to time in one or more series as determined by the Company under the Indenture, in an unlimited aggregate principal amount;

WHEREAS, the Company has duly authorized and pursuant to the terms of the Indenture desires to provide for the establishment of a new series of its Securities to be known as its 3.550% Fixed Rate Senior Notes due 2023 (the “Fixed Rate Notes”) and a new series of its Securities to be known as its Floating Rate Senior Notes due 2023 (the “Floating Rate Notes”, and together with the Fixed Rate Notes, the “Notes”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company has requested the Trustee to join with it in the execution and delivery of this Second Supplemental Indenture; and

WHEREAS, all requirements necessary to make this Second Supplemental Indenture a valid instrument, enforceable in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed and fulfilled, and the execution and delivery of this Second Supplemental Indenture and the Notes, have been in all respects duly authorized.

NOW, THEREFORE, the Company and Trustee hereby agree that the following provisions shall amend and supplement the Indenture:

SECTION 1 RELATION TO INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION.

1.01 Definitions. For purposes of this Second Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section.

“Applicable Procedures” of a Depositary means, with respect to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.

“Calculation Agent” means, initially, The Bank of New York Mellon, in its capacity as calculation agent for the Floating Rate Notes under a Calculation Agency Agreement, between the Company and The Bank of New York Mellon, dated as of July 26, 2018 or any successor Calculation Agent (as provided in Section 3.09 hereof).

“LIBOR” means, on any Floating Rate Interest Determination Date, the offered rate for deposits in U.S. dollars having an index maturity of three months as such rate appears on Bloomberg L.P.’s page “BBAM” (or such other page as may replace page “BBAM” on that service or any successor service for the purpose of displaying London interbank offered rates) at approximately 11:00 a.m., London time, on such Floating Rate Interest Determination Date. If on a Floating Rate Interest Determination Date, such rate does not appear on Bloomberg L.P.’s page “BBAM” at approximately 11:00 a.m., London time, or if Bloomberg L.P.’s page “BBAM” is not available at such time, the Calculation Agent will obtain such rate from “Reuters Page LIBOR01” (or such other page as may replace such page on such service or any successor service for the purpose of displaying London interbank offered rates). Subject to the LIBOR Alternative Rate Provision, if no offered rate appears on Bloomberg L.P.’s page “BBAM” or “Reuters Page LIBOR01” (or such other pages as may replace those pages on those services or any successor services) on a Floating Rate Interest Determination Date at approximately 11:00 a.m., London time, then the Company will select four major reference banks in the London interbank market (which may include any underwriter of the Notes or any of their affiliates) and will request each of their principal London offices to provide to the Calculation Agent their respective offered quotation for deposits in U.S. dollars having a maturity of three months commencing on the second London Business Day immediately following such Floating Rate Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Floating Rate Interest Determination Date and in a principal amount that is representative of single transactions in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the Company will select three major banks in New York City (which may include any underwriter of the Notes or any of their affiliates) and will request each of them to provide to the Calculation Agent a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on such Floating Rate Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months commencing on the second London Business Day immediately following such Floating Rate Interest Determination Date and in a principal amount that is representative of single transactions in U.S. dollars in that market at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next Floating Rate Interest Period will be set equal to the rate of LIBOR for the then current Floating Rate Interest Period (or, if there was no preceding interest reset date, the rate of interest will be the initial interest rate).

1.02 Amendment to Section 1.01(d) of the Indenture. Solely as it relates to the Notes, Section 1.01(d) of the Indenture is amended and restated in its entirety as follows:

“Bank” means any institution which accepts deposits that the depositor has a legal right to withdraw on demand and engages in the business of making commercial loans.

1.03 Amendment to Section 1.01(g) of the Indenture. Solely as it relates to the Notes, Section 1.01(g) of the Indenture is amended and restated in its entirety as follows:

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law or executive order to close in The City of New York or the City of Buffalo, New York or on which the Corporate Trust office of the Trustee is closed for business.

1.04 Amendment to Section 1.01(bbb) of the Indenture. Solely as it relates to the Notes, Section 1.01(bbb) of the Indenture is amended and restated in its entirety as follows:

“Voting Stock” of a corporation means stock of the class or classes having general voting power under ordinary circumstances entitled to vote in the election of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

1.05 Amendment to Section 1.06 of the Indenture. Solely as it relates to the Notes, the following is added as Section 1.06(c) of the Indenture:

(c) Notwithstanding anything in the Indenture to the contrary, where this Indenture provides for notice of any event to a Holder of a Global Security, such notice will be sufficiently given if given to the Depositary for such Security (or its designee), pursuant to its Applicable Procedures not later than the latest date (if any) and not earlier than the earliest date (if any) prescribed for the giving of such notice.

1.06 Amendment to Section 3.05(h)(ii) of the Indenture. Solely as it relates to the Notes, Section 3.05(h)(ii) is amended and restated in its entirety as follows:

Notwithstanding any other provision in this Indenture, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (a) such Depositary notifies the Company in writing that it is no longer willing or able to act as a Depositary for such Global Security and the Company does not appoint a successor Depositary within 90 days after receiving that notice; (b) such Depositary ceases to be a clearing agency registered under the Exchange Act and the Company does not appoint a successor Depositary within 90 days after becoming aware that such Depositary has ceased to be so registered as a clearing agency; (c) the Company, at its option, notifies the Trustee in writing that the Company elects to cause the issuance of such Global Security in definitive form; or (d) any event shall have occurred and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to such Global Security. In such circumstances, upon surrender by the Depositary of such a Global Security, Securities in definitive form shall be issued to each Person that the Depositary identifies as the beneficial owner of the related Securities. Upon issuance of such Securities in definitive form, the Trustee shall register such Securities in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee thereof). Such definitive Securities would be issued in fully registered form without coupons, in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000 and subsequently may not be exchanged by a Holder in denominations of less than $2,000.

1.07 Amendment to Section 3.08 of the Indenture. Solely as it relates to the Notes, Section 3.08 of the Indenture is amended by adding the following at the end thereof:

Notwithstanding the foregoing, with respect to any Global Security, nothing herein shall prevent the Company, the Trustee or any agent of the Company or any Trustee, from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and holders of beneficial interests in any Global Security, the operation of customary practices and adherence to the Applicable Procedures governing the exercise of the rights of the Depositary as a Holder of such Global Security.

1.08 Amendment to Section 5.01 of the Indenture Solely as it relates to the Notes, Section 5.01 of the Indenture is amended and restated in its entirety as follows:

“Event of Default,” wherever used herein with respect to a series of Securities, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest upon the Securities of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of the Securities of such series at Maturity;

(c) default in the performance, or breach, of any covenant or warranty of the Company in the Securities of such series or the Indenture (as it relates to such Securities) (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series in a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Principal Subsidiary Bank in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Principal Subsidiary Bank a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Principal Subsidiary Bank under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Principal Subsidiary Bank or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(e) the commencement by the Company or any Principal Subsidiary Bank of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to entry of a decree or order for relief in respect of the Company or any Principal Subsidiary Bank in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Principal Subsidiary Bank or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Principal Subsidiary Bank in furtherance of any such action.

The Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to a Responsible Officer at the Corporate Trust Office of the Trustee by the Company, a Paying Agent, any Holder or any agent of any Holder.

1.09 Amendment of Section 5.02 of the Indenture. Solely as it relates to the Notes, Section 5.02 of the Indenture is amended and restated in its entirety as follows:

(a) If an Event of Default (other than an Event of Default specified in Section 5.01(d) or (e)) with respect to the Securities Outstanding of a particular series occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal amount of the Securities of such series to be due and payable immediately, by notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 5.01(d) or (e) with respect to Securities Outstanding of a particular series, the principal amount of all Securities of such series shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(b) At any time after such a declaration of acceleration with respect to the Securities of a particular series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Securities of such series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(i) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on the Securities of such series;

(B) the principal of any Securities of such series which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in the Securities of such series; and

(C) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

and

(ii) all Events of Default with respect to Securities of such series, other than the non-payment of the principal of Securities of such Series which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13 of the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

1.10 Amendment to Section 8.01 of the Indenture. Solely as it relates to the Notes, Section 8.01 is amended and restated in its entirety as follows:

Section 8.01 Company May Consolidate, Etc., Only on Certain Terms.

The Company shall not consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person or permit any Person to consolidate with or merge into the Company, unless:

(a) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to another Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (i) is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (ii) expressly assumes, by an indenture supplemental hereto, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of this Indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and

(c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with; and the Trustee, subject to Section 6.01, may rely upon such Officers’ Certificate and Opinion of Counsel as conclusive evidence that such transaction complies with this Section 8.01.

1.11 Amendment to Section 9.01 of the Indenture. Solely as it relates to the Notes, Section 9.01 is amended by deleting the period at the end of clause (i) thereof, replacing it with “; or”, and adding the following immediately thereafter:

(j) to make any of the changes described in the LIBOR Alternative Rate Provision (as such term is defined in the Second Supplemental Indenture, dated as of July 26, 2018, by and between the Company and the Trustee).

1.12 Amendment to Section 9.02(a)(i) of the Indenture. Solely as it relates to the Notes, Section 9.02(a)(i) of the Indenture is amended by adding the words “(subject to Section 9.01(j))” immediately before the words “any installment of principal” and by adding the words “(subject to Section 9.01(j))” immediately before the words “reduce the principal amount thereof”.

1.13 Amendment to Section 9.02(a)(iii) of the Indenture. Solely as it relates to the Notes, Section 9.02(a)(iii) of the Indenture is amended by deleting the words “Section 10.08” and replacing them with the words “Section 10.11” in both places in which they appear.

1.14 Amendment to Section 10.02(a) of the Indenture. Solely as it relates to the Notes, the following is added immediately after the first sentence of Section 10.02(a) of the Indenture:

With respect to any Global Security, any such presentation, payment, notice or demand effected pursuant to the Applicable Procedures of the Depositary for such Global Security shall be deemed to have been effected at such office or agency in the Place of Payment for such Global Security in accordance with the provisions of this Indenture.

1.15 Amendment to Section 10.08 of the Indenture. Solely as it relates to the Notes, Section 10.08 is amended and restated in its entirety as follows:

Section 10.08 Limitation on Sale, Pledge or Issuance of Voting Stock of Certain Subsidiaries.

Except as set forth below, for so long as any Securities are outstanding, the Company will not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, any shares of Voting Stock or any security convertible or exercisable into shares of Voting Stock of any Principal Subsidiary Bank or any Subsidiary which owns a controlling interest in shares of Voting Stock or securities convertible into or exercisable such shares of Voting Stock of a Principal Subsidiary Bank; provided, however, that nothing in this Section shall prohibit any sale, assignment, pledge, transfer, issuance or other disposition made by the Company or any Subsidiary:

(a) acting in a fiduciary capacity for any person other than the Company or any Subsidiary;

(b) to the Company or any of its wholly owned (except for directors’ qualifying shares) Subsidiaries;

(c) in the minimum amount required by law to any Person for the purpose of the qualification of such Person to serve as a director;

(d) in compliance with an order of a court or regulatory authority of competent jurisdiction;

(e) in order to satisfy a condition imposed by any such court or regulatory authority to the acquisition by the Company or any Principal Subsidiary Bank of the Company, directly or indirectly, of any other Person;

(f) in connection with a merger or consolidation of or sale of all or substantially all of the assets of a Principal Subsidiary Bank with, into or to another Bank or wholly owned Subsidiary, as long as, immediately after such merger, consolidation or sale, the Company owns, directly or indirectly, in the Person surviving that merger or consolidation or that receives such assets, not less than the percentage of Voting Stock it owned in such Principal Subsidiary Bank prior to such transaction;

(g) if the sale, assignment, pledge, transfer, issuance or other disposition is for fair market value (as determined by the Board of Directors of the Company (or any committee thereof), which determination shall be conclusive and evidenced by a Board Resolution) and, immediately after giving effect to such disposition, the Company and its wholly owned (except for directors’ qualifying shares) Subsidiaries, will own, directly, not less than 80% of the Voting Stock of such Principal Subsidiary Bank or Subsidiary;

(h) if a Principal Subsidiary Bank sells additional shares of Voting Stock to its stockholders at any price, so long as, immediately after such sale, the Company owns, directly or indirectly, not less than the percentage of Voting Stock of such Principal Subsidiary Bank it owned prior to such sale;

(i) if a pledge is made or a lien is created to secure loans or other extensions of credit by a Bank that is a Subsidiary subject to Section 23A of the Federal Reserve Act;

(j) in connection with the consolidation of the Company with, or the sale, lease or conveyance of all or substantially all of the assets of the Company to, or the merger of the Company with or into any other Person (as to which Section 8.01 of the Indenture shall apply); or

(k) if such pledges are permitted pursuant to clauses (x) or (y) of Section 10.09.

1.16 Amendment to Section 10.09 of the Indenture. Solely as it relates to the Notes, Section 10.09 is amended and restated in its entirety as follows:

Section 10.09 Limitation Upon Liens on Certain Capital Stock.

Except as provided in Section 10.08, the Company will not at any time, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred or to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (a) any shares of capital stock of any Principal Subsidiary Bank (other than directors’ qualifying shares), or (b) any shares of capital stock of a Subsidiary which owns capital stock of any Principal Subsidiary Bank; provided, however, that, notwithstanding the foregoing, the Company may incur or suffer to be incurred or to exist upon such capital stock (x) liens for taxes, assessments or other governmental charges or levies (i) which are not yet due or are payable without penalty, (ii) the amount, applicability or validity of which are being contested by the Company in good faith by appropriate proceedings and the Company shall have set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $5 million in amount or (y) the lien of any judgment, if such judgment (i) shall not have remained undischarged or unstayed on appeal or otherwise, for more than 60 days, (ii) is being contested by the Company in good faith by appropriate proceedings and the Company shall have set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $5 million.

1.17 Amendment to Section 10.11 of the Indenture. Solely as it relates to the Notes, Section 10.11 is amended by adding the words “Sections 10.05 to 10.10 inclusive or” immediately after the words “set forth in” in the second line thereof and by adding the word “3.01(b)(xix),” immediately before “9.01(b)” in the third line thereof.

1.18 Rules of Construction. For all purposes of this Second Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Indenture

(b) all references herein to Sections, unless otherwise specified, refer to the corresponding Sections of this Second Supplemental Indenture

(c) the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Second Supplemental Indenture; and

(d) in the event of a conflict with the definition of terms in the Indenture, the definitions in this Second Supplemental Indenture shall control.

SECTION 2 GENERAL TERMS AND CONDITIONS OF THE FIXED RATE NOTES.

2.01 Designation and Principal Amount. There is hereby authorized a series of Securities designated as the 3.550% Fixed Rate Senior Notes due 2023. The Trustee shall authenticate and deliver the Fixed Rate Notes for original issue on the date hereof in the aggregate principal amount of $500,000,000.

2.02 Maturity. The Fixed Rate Notes shall mature and the principal thereof shall be due and payable, together with all accrued and unpaid interest thereon, on July 26, 2023 (the “Fixed Rate Maturity Date”).

2.03 Ranking. The Fixed Rate Notes shall rank as unsubordinated Securities. Section 3.01(e) of the Indenture shall not apply to the Fixed Rate Notes.

2.04 Form and Denomination. The Fixed Rate Notes and the Trustee’s certificate of authentication for such Fixed Rate Notes shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made part of this Second Supplemental Indenture. The Fixed Rate Notes shall be issued as fully registered global notes which shall be deposited with a custodian for the Depositary, which Depositary initially shall be The Depository Trust Company (“DTC”) and registered in the name of Cede & Co, as nominee of DTC in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. Beneficial interests in such Global Securities shall be held in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

2.05 Fixed Rate Notes Interest Rate. The Company will pay interest on the Fixed Rate Notes semi-annually in arrears on January 26 and July 26 of each year, commencing on January 26, 2019 (each, a “Fixed Rate Interest Payment Date”). From and including the date of issuance, the Fixed Rate Notes will bear interest at a rate of 3.550% per annum. Interest on the Fixed Rate Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Fixed Rate Notes will be paid to the Person in whose name a Fixed Rate Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related Fixed Rate Interest Payment Date, except that interest payable on maturity of the principal of the Fixed Rate Notes or (subject to the exceptions described in Section 11.06(a) of the Indenture) any Redemption Date in respect of the Fixed Rate Notes will be paid to the Person to whom principal is paid. However, as set forth in Section 3.07(b) of the Indenture, interest not punctually paid or duly made available for payment, if any, will be paid instead to the Person in whose name the Fixed Rate Note is registered on a Special Record Date rather than on the Regular Record Date or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange.

Except as described in this paragraph, for the first and last Fixed Rate Interest Periods (as defined below), on each Fixed Rate Interest Payment Date, the Company will pay interest for the period commencing on and including the immediately preceding Fixed Rate Interest Payment Date and ending on and including the day immediately preceding that Fixed Rate Interest Payment Date (a “Fixed Rate Interest Period”). The first Fixed Rate Interest Period will begin on and include the date of initial issuance of the Fixed Rate Notes and end on and include the day immediately preceding the first Fixed Rate Interest Payment Date. The last Fixed Rate Interest Period will begin on and include the Interest Payment Date immediately preceding the Fixed Rate Maturity Date (or, if applicable, earlier Redemption Date in respect of Fixed Rate Notes) and end on and include the day immediately preceding the Fixed Rate Maturity Date or, if applicable, earlier Redemption Date in respect of the Fixed Rate Notes.

2.06 Registrar and Paying Agent. The Place of Payment in respect of the Fixed Rate Notes shall be at the office or agency of the Company maintained for such purpose in the City of New York, State of New York, which shall initially be the office or agency of the Paying Agent in The City of New York, State of New York, which, at the date hereof is located at 101 Barclay Street, New York, New York 10286. The Paying Agent for the Fixed Rate Notes shall initially be The Bank of New York Mellon. Payment of the principal of and any interest on the Fixed Rate Notes will be made in coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

2.07 Business Day Convention. Notwithstanding anything to the contrary in the Indenture (including Section 1.13 thereof): (a) in the event that a Fixed Rate Interest Payment Date is not a Business Day (as defined below), the Company will pay interest on the next day that is a Business Day, with the same force and effect as if made on the Fixed Rate Interest Payment Date, and without any interest or other payment with respect to the delay; and (b) if the Fixed Rate Maturity Date or earlier Redemption Date in respect of the Fixed Rate Notes falls on a day that is not a Business Day, the payment of principal and interest, if any, with respect to the Fixed Rate Notes will be made on the next day that is a Business Day, with the same force and effect as if made on such Fixed Rate Maturity Date or earlier Redemption Date in respect of the Fixed Rate Notes, and without any interest or other payment with respect to the delay.

SECTION 3 GENERAL TERMS AND CONDITIONS OF THE FLOATING RATE NOTES.

3.01 Designation and Principal Amount. There is hereby authorized a series of Securities designated as the Floating Rate Senior Notes due 2023. The Trustee shall authenticate and deliver the Floating Rate Notes for original issue on the date hereof in the aggregate principal amount of $250,000,000.

3.02 Maturity. The Floating Rate Notes shall mature and the principal thereof shall be due and payable, together with all accrued and unpaid interest thereon, on July 26, 2023 (the “Floating Rate Maturity Date”).

3.03 Ranking. The Floating Rate Notes shall rank as unsubordinated Securities. Section 3.01(e) of the Indenture shall not apply to the Floating Rate Notes.

3.04 Form and Denomination. The Floating Rate Notes and the Trustee’s certificate of authentication for such Floating Rate Notes shall be substantially in the form of Exhibit B, which is hereby incorporated in and expressly made part of this Second Supplemental Indenture. The Floating Rate Notes shall be issued as fully registered global notes which shall be deposited with a custodian for the Depositary, which Depositary initially shall be DTC and registered in the name of Cede & Co, as nominee of DTC in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. Beneficial interests in such Global Securities shall be held in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

3.05 Floating Rate Notes Interest Rate. The Company will pay interest on the Floating Rate Notes quarterly in arrears on January 26, April 26, July 26 and October 26 of each year, commencing on October 26, 2018 (each, a “Floating Rate Interest Payment Date”). Interest will be paid to the Person in whose name a Floating Rate Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related date an interest payment is due with respect to such Floating Rate Note, except that interest payable on the maturity of the principal of the Floating Rate Notes or (subject to the exceptions described in Section 11.06(a) of the Indenture) any Redemption Date in respect of the Floating Rate Notes will be paid to the Person to whom principal is paid. However, as set forth in Section 3.07(b) of the Indenture, interest not punctually paid or duly made available for payment, if any, will be paid instead to the Person in whose name the Floating Rate Note is registered on a Special Record Date rather than on the Regular Record Date.

The Floating Rate Notes will bear interest for each interest period at a rate determined by the Calculation Agent. The interest rate on the Floating Rate Notes for each day of each period from and including a Floating Rate Interest Payment Date (or, in the case of the first such period, the issue date of the Floating Rate Notes) to, but excluding, the next succeeding Floating Rate Interest Payment Date, Floating Rate Maturity Date or earlier Redemption Date of the Floating Rate Notes, as the case may be (a “Floating Rate Interest Period”), will be a rate equal to LIBOR as determined on the applicable Floating Rate Interest Determination Date (as defined below) plus 0.68% per annum.

The interest rate for each Floating Rate Interest Period will be reset the first day of each Floating Rate Interest Period (each such date, a “Floating Rate Interest Reset Date”), and will be set for the initial interest period on July 26, 2018. If any Floating Rate Interest Reset Date would otherwise be a day that is not a Business Day, such Floating Rate Interest Reset Date will be the next succeeding Business Day, unless the next succeeding Business Day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date will be the immediately preceding Business Day.

The Floating Rate Interest Determination Date for the initial Floating Rate Interest Period is July 24, 2018 and for any other interest period will be the second London Business Day preceding the relevant Floating Rate Interest Reset Date. For purposes hereof, a “London Business Day” is a day, other than a Saturday or Sunday, on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Absent manifest error, the determination of the interest rate in respect of the Floating Rate Notes by the Calculation Agent will be binding and conclusive on the Holders of the Floating Rate Notes, the Trustee, the Paying Agent and the Company.

The amount of interest for each day that the Floating Rate Notes are outstanding (the “Floating Rate Daily Interest Amount”) will be calculated by dividing the floating interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes (known as the “Actual/360” day count).

The amount of interest to be paid on the Floating Rate Notes for any Floating Rate Interest Period will be calculated by adding the Floating Rate Daily Interest Amount for each day in such Floating Rate Interest Period.

Notwithstanding the foregoing or anything to the contrary provided herein or in the Floating Rate Notes, the interest rate on the Floating Rate Notes will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

All percentages resulting from any calculation of any interest rate for the Floating Rate Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

3.06 Registrar and Paying Agent. The Place of Payment in respect of the Floating Rate Notes shall be at the office or agency of the Company maintained for such purpose in the City of New York, State of New York, which shall initially be the office or agency of the Paying Agent in The City of New York, State of New York, which, at the date hereof is located at 101 Barclay Street, New York, New York 10286. The Paying Agent for the Floating Rate Notes shall initially be The Bank of New York Mellon. Payment of the principal of and any interest on the Floating Rate Notes will be made in coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.07 Business Day Convention. Notwithstanding anything to the contrary in the Indenture (including Section 1.13 thereof): (a) if a Floating Rate Interest Payment Date (other than the Floating Rate Maturity Date or any earlier Redemption Date in respect of the Floating Rate Notes) is not a Business Day, then such Floating Rate Interest Payment Date will be the next succeeding Business Day, unless the next succeeding Business Day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be the immediately preceding Business Day and (b) if the Floating Rate Maturity Date or any earlier Redemption Date of the Floating Rate Notes falls on a day that is not a Business Day, the payment of principal and interest, if any, otherwise payable on such date will be postponed to the next succeeding Business Day, and no interest on such payment will accrue from and after such Floating Rate Maturity Date or earlier Redemption Date in respect of the Floating Rate Notes, as applicable.

3.08 LIBOR Alternative Rate Provision. Notwithstanding anything to the contrary in the final four sentences of the definition of “LIBOR”, if the Company, in its sole discretion, determines that LIBOR has been permanently discontinued and the Company has notified the Calculation Agent of such determination (a “LIBOR Event”), the Calculation Agent will use, as directed by the Company, as a substitute for LIBOR (the “Alternative Rate”) for each future Floating Rate Interest Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR. As part of such substitution, the Calculation Agent will, as directed by the Company, make such adjustments to the Alternative Rate or the spread thereon, as well as the Business Day conventions described in Sections 3.05 and 3.07 hereof, interest determination dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate for debt obligations such as the Floating Rate Notes. Notwithstanding the foregoing, if the Company determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR, the Company may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on the Company, the Calculation Agent, the Trustee, the Paying Agent and the Holders of Floating Rate Notes. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments), the rate of LIBOR for the next Floating Rate Interest Period will be set equal to the rate of LIBOR for the then current Floating Rate Interest Period (this paragraph is referred to as the “LIBOR Alternative Rate Provision”).

3.09 Calculation Agent. So long as LIBOR is required to be determined with respect to the Floating Rate Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent is unable or unwilling to act or that the Company proposes to remove such calculation agent, the Company will appoint another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent. The Company may change the Calculation Agent (including by changing the calculation agent to the Company or any of its Affiliates) without prior notice to or consent of the Holders of the Floating Rate Notes. Any agreement between the Company and any Calculation Agent may provide that no amendment to the provisions of the Floating Rate Notes or the Indenture relating to the duties or obligations of such Calculation Agent may become effective as against such Calculation Agent without the prior written consent of such Calculation Agent. Promptly upon determination, the Calculation Agent will inform the Company of the interest rate for the next Floating Rate Interest Period. Upon prior written request from any Holder of the Floating Rate Notes, the Calculation Agent will provide the interest rate in effect on the Floating Rate Notes for the current Floating Rate Interest Period and, if it has been determined, the interest rate to be in effect for the next Floating Rate Interest Period.

SECTION 4 OPTIONAL REDEMPTION.

4.01 Applicability of Article XI. The provisions of Article XI of the Indenture shall apply to the Notes, as supplemented or amended by this Article XI.

4.02 Par Redemption. The Notes will not be subject to redemption at any time prior to June 26, 2023 (30 days prior to the Fixed Rate Maturity Date and Floating Rate Maturity Date). At any time on or after June 26, 2023, the Company may, at its option redeem all or any portion of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest thereon to, but excluding, the Redemption Date.

4.03 Amendment to Section 11.02 of the Indenture. Solely as it relates to the Notes, the second sentence of Section 11.02 of the Indenture is amended and restated in its entirety as follows:

In case of any redemption at the election of the Company of the Securities of any series (including any such redemption affecting only a single Security), the Company shall, at least 14 days prior to the Redemption Date fixed by the Company (and in any event at least 4 Business Days prior to the date on which the Company intends to provide, or cause to be provided, notice of such redemption to the Holders of such Securities) (in each case, unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date, of the principal amount of Securities of such series to be redeemed and, if applicable, of the tenor of the Securities to be redeemed and provide the additional information required to be included in the notice or notices contemplated by Section 11.04.

4.04 Amendment to Section 11.04(a) of the Indenture. Solely as it relates to the Notes, Section 11.04(a) of the Indenture is amended by (x) deleting the word “30” in the first line thereof and replacing it with the word “10” and (y) adding the words “or, if the Securities to be redeemed are in the form of Global Securities, in accordance with the Applicable Procedures” immediately after the words “Security Register”.

SECTION 5 DEFEASANCE AND COVENANT DEFEASANCE.

5.01 Applicability. The Company hereby elects, pursuant to Section 13.01 of the Indenture, to make Sections 13.02 and 13.03 thereof applicable to the Notes.

SECTION 6 MISCELLANEOUS.

6.01 Additional Notes. The amount of Notes that the Company can issue under the Indenture is unlimited. The Company will issue Fixed Rate Notes in the initial aggregate principal amount of $500,000,000 and the Company will issue Floating Rate Notes in the initial aggregate principal amount of $250,000,000. However, the Company may, without consent of any Holder and without notifying any Holder, create and issue further notes, which notes may be consolidated and form a single series with either series of Notes established in this Second Supplemental Indenture and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number. For the avoidance of doubt, any such notes consolidated and forming a single series with any series of Notes established hereunder may have different terms as the then-outstanding Notes of such series as to issue date, issue price, initial interest payment date, initial interest period and initial date of interest accrual

6.02 Sinking Fund. There will be no sinking fund for the Notes.

6.03 Additional Amounts. For the avoidance of doubt, in the event that any payment on the Notes by the Company or any Paying Agent is subject to withholding of United States federal income tax or other tax or assessment (as a result of a change in law or otherwise), neither the Company nor any Paying Agent shall pay additional amounts to Holders of the Notes.

6.04 Continuing Agreement. All terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith, as amended and supplemented by this Second Supplemental Indenture, shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided for herein and therein; provided, however, that the provisions of this Second Supplemental Indenture shall apply solely with respect to the Notes.

6.05 Conflicts; Trust Indenture Act.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of this Second Supplemental Indenture shall prevail. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

6.06 Counterpart Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.07 Headings, etc.

The headings and sub-headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

6.08 Governing Law. This Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

6.09 Trustee.

The recitals and statements herein are deemed to be those of the Company and not of the Trustee. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

[Remainder of this page left intentionally blank, signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the date and year first above written.

M&T BANK CORPORATION

By:	/s/ Ayan DasGupta
Name: Ayan DasGupta
Title: Senior Vice President

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

Form of Fixed Rate Note

EXHIBIT B

Form of Floating Rate Note